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                                                                 EXHIBIT (a) (1)

                                META GROUP, INC.
      OFFER TO EXCHANGE ALL OUTSTANDING OPTIONS UNDER THE META GROUP, INC. SECOND AMENDED AND RESTATED 1995 STOCK PLAN TO PURCHASE COMMON STOCK
HAVING AN EXERCISE PRICE IN EXCESS OF $12.00 PER SHARE HELD BY CERTAIN EMPLOYEE
                                 OPTION HOLDERS

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                     THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
           AT 5:00 P.M., EASTERN DAYLIGHT TIME, ON OCTOBER 18, 2001,
                         UNLESS THE OFFER IS EXTENDED.

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    META Group, Inc. (the "Company") is offering to exchange for new options all outstanding options to purchase shares of the Company's common stock granted under the META Group, Inc. Second Amended and Restated 1995 Stock Plan (the "Plan") that have an exercise price in excess of $12.00 per share and are held by option holders who were eligible employees. Eligible employees are defined as employees of the Company or one of the Company's subsidiaries on the date of the tender of the options and through the date of the grant of the new options who were not participants in the META Group, Inc./JMI Long-Term Incentive Compensation Plan and have not received options from the Company during the six
(6) month period prior to the date of this offer ("Eligible Employees"). Options that are properly tendered and accepted will be canceled and exchanged for new options under the Plan. The Company is making this offer upon the terms and subject to the conditions set forth in this offer to exchange, the related letter of transmittal, and the related notice to withdraw tender (which together, as they may be amended, constitute the "Offer").

    The number of shares of common stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the options tendered by such option holder and accepted for exchange.

    The Company will grant the new options on or about the first business day that is at least six months and one day following the date the Company cancels the options accepted for exchange. All tendered options that are accepted by the Company through the Offer will be canceled as soon as practicable after the date the Offer ends. The Offer is currently expected to expire on October 18, 2001 and the Company expects to cancel options on October 19, 2001, or as soon as possible thereafter. According to this schedule, the Company expects to grant new options on or about April 22, 2002.

    You may only tender full option grants. If you choose to tender an option, you must tender the option with respect to all of the shares, whether or not vested, that are subject to that option. Partial tenders of an option will not be accepted. If you have more than one option grant, tendering any option does not require that you tender any or all of your other options.

    This Offer is not conditioned upon a minimum number of options being tendered. Participation in the Offer is voluntary. This Offer is subject to conditions described in Section 6 below.

    If you tender an option for exchange as described in the Offer and the Company accepts your tendered option, the Company will grant you a new option under the Plan and enter into a new option agreement with you. The exercise price per share of the new options will be the fair market value on the date of grant, which is generally equal to the last reported sale price per share of the Company's common stock on the NASDAQ National Market on the date of grant. Each new option will
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commence vesting on the date of grant and will vest over a period of three and one-half years as follows:

       28.57% vested after 12 months
       57.14% vested after 24 months
       85.71% vested after 36 months
       100% vested after 42 months.

    ALTHOUGH THE COMPANY'S BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER THE COMPANY NOR THE COMPANY'S BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR OPTIONS.

    Shares of the Company's common stock are quoted on the NASDAQ National Market under the symbol "METG." On September 18, 2001, the last reported sale price of the common stock on the NASDAQ National Market was $2.04 per share. THE COMPANY RECOMMENDS THAT YOU EVALUATE CURRENT MARKET QUOTATIONS FOR THE COMPANY'S COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

    You should direct questions about this Offer or requests for assistance or for additional copies of the offer to exchange, the letter of transmittal or the notice to withdraw tender to John A. Piontkowski at META Group, Inc., 208 Harbor Drive, Stamford, CT 06912 (phone: 203-973-6995).

IMPORTANT--If you wish to tender your options for exchange, you must complete and sign the letter of transmittal in accordance with its instructions, and mail, fax or hand deliver it and any other required documents to the Company at META Group, Inc., 208 Harbor Drive, Stamford, CT 06912, Attn: John A. Piontkowski (fax: 203-973-6921). The Company is not making this Offer to, nor will the Company accept any tender of options from or on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, the Company may, at its discretion, take any actions necessary for the Company to make the Offer to option holders in any such jurisdiction.

    THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON THE COMPANY'S BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH THE COMPANY HAS REFERRED YOU. THE COMPANY HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL OR THE RELATED NOTICE TO WITHDRAW TENDER. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, NOR HAS ANY FEDERAL OR STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE.

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                               TABLE OF CONTENTS

                                                              PAGE
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SUMMARY TERM SHEET..........................................
                                                                4

INTRODUCTION................................................
                                                               12

THE OFFER...................................................
                                                               13

     1.  Number of Options; Expiration Date.................
                                                               13

     2.  Purpose of the Offer...............................
                                                               13

     3.  Procedures for Tendering Options...................
                                                               15

     4.  Withdrawal Rights..................................
                                                               15

     5.  Acceptance of Options for Exchange and Issuance of
         New Options........................................
                                                               16

     6.  Conditions of the Offer............................
                                                               17

     7.  Price Range of Common Stock Underlying the
         Options............................................
                                                               19

     8.  Source and Amount of Consideration; Terms of New
         Options............................................
                                                               19

     9.  Information Concerning META Group, Inc.............
                                                               24

    10.  Interests of Directors and Officers; Transactions
         and Arrangements Concerning the Options............
                                                               24

    11.  Status of Options Acquired by the Company in the
         Offer; Accounting Consequences of the Offer........
                                                               26

    12.  Legal Matters; Regulatory Approvals................
                                                               27

    13.  Material U.S. Federal Income Tax Consequences......
                                                               27

    14.  Extension of Offer; Termination; Amendment.........
                                                               28

    15.  Fees and Expenses..................................
                                                               29

    16.  Additional Information.............................
                                                               29

    17.  Miscellaneous......................................
                                                               30

SCHEDULE A-- Information Concerning the Directors and
            Executive Officers of META Group, Inc...........
                                                               31

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                               SUMMARY TERM SHEET

    THE FOLLOWING ARE ANSWERS TO SOME OF THE QUESTIONS YOU MAY HAVE ABOUT THE OFFER. THE COMPANY URGES YOU TO READ CAREFULLY THE REMAINDER OF THE OFFER AND THE ACCOMPANYING LETTER OF TRANSMITTAL AND NOTICE TO WITHDRAW TENDER BECAUSE THE INFORMATION IN THIS SUMMARY IS NOT COMPLETE, AND ADDITIONAL IMPORTANT INFORMATION IS CONTAINED IN THE REMAINDER OF THE OFFER, THE LETTER OF TRANSMITTAL AND THE NOTICE TO WITHDRAW TENDER. THE TEXT BELOW INCLUDES REFERENCE (IN PARENTHESES) TO OTHER SECTIONS IN THE OFFER FURTHER BELOW WHERE YOU CAN FIND A MORE COMPLETE DESCRIPTION OF THE APPLICABLE TOPIC IN THIS SUMMARY.

WHAT SECURITIES ARE SOUGHT IN THE OFFER?

    The Company is offering to exchange all outstanding, unexercised stock options held by Eligible Employees having an exercise price in excess of $12.00 per share which are outstanding under the Plan, or any lesser number of options that option holders properly tender pursuant to the Offer, for new options under the Plan. (Section 1)

WHO IS ELIGIBLE TO PARTICIPATE?

    To receive a grant of new options pursuant to the Offer you must be an "Eligible Employee." Eligible Employees are defined as employees of the Company or one of the Company's subsidiaries on the date of the tender of the options and through the date of the grant of the new options who were not participants in the META Group, Inc./JMI Long-Term Incentive Compensation Plan and have not received options from the Company during the six (6) month period prior to the date of the Offer. As discussed below, the Company will not grant the new options until on or about the first business day that is at least six months and one day following the date the Company cancels the options accepted for exchange. If for any reason you cease to be an Eligible Employee, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange, and the tendered options will be canceled whether or not vested prior to the tender. (Sections 1, 5)

WHAT ARE THE CONDITIONS TO THE OFFER?

    The Offer is not conditioned upon a minimum number of options being tendered. Participation in the Offer is voluntary. The Offer is subject to a number of conditions, including the conditions described in Section 6. (Section 6)

WHY IS THE OFFER BEING MADE?

    The Company believes that stock option grants facilitate employee retention and provide incentive for high performance. Many of the Company's outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of the Company's common stock. The Company believes these options are unlikely to be exercised in the foreseeable future. By making this Offer to exchange outstanding options for new options that will have an exercise price equal to the market value of the Company's common stock on the grant date, the Company intends to provide its employees with the benefit of owning options that over time may have a greater potential to increase in value and improve performance incentives for employees, thereby increasing stockholder value. (Section 2)

ARE EMPLOYEES OUTSIDE THE UNITED STATES ELIGIBLE TO PARTICIPATE?

    Yes, all employees outside the United States are eligible to participate subject to the terms and conditions of the Offer.

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HOW MANY SHARES WILL UNDERLIE THE NEW OPTIONS I RECEIVE IN EXCHANGE FOR MY
TENDERED OPTIONS?

    Subject to the terms of the Offer, the Company will grant you new options to purchase the number of shares of the Company's common stock equal to the number of shares of common stock subject to the options you tender. All new options will be granted under the Plan and will be subject to the terms and conditions of the Plan and a new option agreement between you and the Company. You must execute the new option agreement before receiving your new options. (Sections 1,
5)

WHEN WILL I RECEIVE MY NEW OPTIONS?

    The Company will grant the new options on or about the first business day that is at least six months and one day after the date the Company cancels the options accepted for exchange. If the Company cancels tendered options on October 19, 2001, which is the business day after the scheduled expiration date of the Offer, the grant date of the new options will be on or about April 22, 2002. The new options expected to be granted in accordance with the Offer on or about April 22, 2002 are subject to approval of the Company's Board of Directors or Compensation Committee. You should not rely on the April 22, 2002 date as being the exact grant date. However, as the Board of Directors or Compensation Committee may also act by written consent, the Company does not anticipate that any delay in the grant schedule would be significant. (Sections 3, 5)

WHY WON'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

    If the Company were to grant the new options on any date that is earlier than six months and one day after the date the Company cancels the options accepted for exchange, the Company would be required for financial reporting purposes to treat the new options as variable awards. This means that the Company would be required to record the non-cash accounting impact of increases and decreases in the price of the Company's common stock as a compensation expense against the Company's earnings for the new options. The Company would have to continue this variable accounting for the new options until they were exercised, forfeited or terminated. The higher the market value of the Company's shares, the greater the compensation expense the Company would have to record. By deferring the grant of the new options for at least six months and one day, the Company believes the Company will not have to treat the new options as variable awards. (Section 11)

IF I TENDER OPTIONS IN THE OFFER, WILL I BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE I RECEIVE MY NEW OPTIONS?

    If the Company accepts options you tender in the Offer, you may not receive any other option grants before you receive your new options. The Company may defer, until the grant date for your new options, the grant of other options to you, such as annual, bonus or promotional options, for which you would otherwise be eligible before the new option grant date. The reason the Company would defer the grant to you of these other options is that the Company could incur compensation expense against its earnings because of accounting rules that would apply to the interim option grants. If the Company determines that it would incur this compensation charge as a result of interim option grants, the Company will defer the interim option grants. (Section 11)

WILL I BE REQUIRED TO GIVE UP ALL MY RIGHTS TO THE CANCELED OPTIONS?

    Yes. Options tendered by you as of the expiration date of the Offer will be canceled as soon as practicable after the expiration date. You will no longer have any rights under the canceled options. (Sections 5, 11)

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WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

    The exercise price per share of the new options will be the fair market value on the date of grant, which is generally equal to the last reported sale price per share of the Company's common stock on the NASDAQ National Market on the date of grant. Accordingly, the Company cannot predict the exercise price of the new options. The exercise price of any option you tender must be in excess of $12.00 per share. On September 18, 2001, the last reported sale price of the Company's common stock on the NASDAQ National Market was $2.04 per share. Because the Company will not grant new options until at least six months and one day after the date the Company cancels the options accepted for exchange, the new options may have a higher exercise price than some or all of your current options. The Company recommends that you evaluate current market quotations for the Company's common stock, among other factors, before deciding whether to tender your options.

    The Plan provides that, if the Company's common stock is not quoted on the NASDAQ National Market, or if it is regularly quoted without selling prices by a recognized securities dealer, the fair market value of the common stock on the date of grant will be the mean between the high bid and low asked prices on that date (or if no bids occurred on the date of grant, on the last trading day prior to the date of grant). In the absence of an established market for the Company's common stock, the Board of Directors will determine the fair market value of the common stock in good faith.
(Sections 7, 8)

WHEN WILL THE NEW OPTIONS VEST?

    Each new option will commence vesting on the date of grant and will vest over a period of three and one-half years as follows:

       28.57% vested after 12 months
       57.14% vested after 24 months
       85.71% vested after 36 months
       100% vested after 42 months.

    You will not receive credit for vesting accrued prior to the cancellation of the tendered options and for vesting that would have accrued during the period between the cancellation of the tendered options and the grant of the new options. (Introduction, Section 8)

DOES THE NEW GRANT DATE OF THE NEW OPTIONS MEAN THAT I WOULD HAVE TO WAIT A LONGER PERIOD BEFORE I CAN PURCHASE COMMON STOCK UNDER MY OPTIONS?

    Yes. You will not be able to exercise tendered options from the date of cancellation and you will not be able to exercise new options until, at the earliest, twelve (12) months from the date of grant, which will be at least eighteen (18) months and one day after the date of cancellation. You will not receive credit for vesting accrued prior to the cancellation of the tendered options and for vesting that would have accrued during the period between the cancellation of the tendered options and the grant of the new options. If for any reason you cease to be an Eligible Employee, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange, and the tendered options will be canceled whether or not vested prior to the tender. (Section 8)

WHAT IF THERE IS A STOCK SPLIT, LIQUIDATION, MERGER OR ACQUISITION?

    If there is a change in the Company's capitalization such as a stock split, reverse stock split, stock dividend or other similar event, which results in an increase or decrease in the number of issued and outstanding shares without receipt of consideration by the Company, an appropriate adjustment will be made to the price of each option and the number of shares subject to each option. In the event of a

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proposed dissolution or liquidation of META Group, Inc., each option under the
Plan will terminate unless otherwise provided by the administrator of the Plan. If the Company sells all or substantially all of its assets, or if the Company is acquired by another entity, the acquiror may assume or substitute the outstanding options under the Plan, or the acquiror may refuse any such assumption or substitution, in which case the outstanding options will terminate. THEREFORE, IT IS POSSIBLE THAT YOU MAY NOT RECEIVE ANY REPLACEMENT OPTIONS, SECURITIES OF THE SURVIVING COMPANY OR OTHER CONSIDERATION IN EXCHANGE FOR YOUR CANCELLED OPTIONS IF THE COMPANY IS ACQUIRED BEFORE THE REPLACEMENT OPTIONS ARE GRANTED. The Company reserves the right to take any action, including entering into an asset purchase or similar transaction, that its Board of Directors believes is in the best interest of the Company and its stockholders.

    You should be aware that a proposed or consummated merger, acquisition or similar transaction could have substantial effects on the Company's share price, including potentially substantial appreciation in the price of its shares. Depending on the structure of this type of transaction, tendering option holders might be deprived of any further price appreciation in the shares associated with the new options. For example, if the Company's shares were acquired in a cash merger, the fair market value of its shares, and hence the price at which the Company grants the new options, could be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. In addition, in the event of an acquisition of the Company for stock, tendering option holders might receive options to purchase shares of a different issuer. (Section 8)

WILL MY NEW OPTIONS BE EXERCISABLE FOR A SECURITY THAT IS TRADED ON THE NASDAQ NATIONAL MARKET?

    Your outstanding options under the Plan are exercisable for shares of the Company's common stock, which currently is traded on the NASDAQ National Market. Companies listed on the NASDAQ National Market are required to maintain a number of eligibility requirements, including the requirement that a company's stock maintain a minimum bid price of at least $1.00 per share and that the market value of the company's public float (the outstanding shares not held by the company's insiders) be at least $5 million. If a company's stock trades for 30 consecutive business days below the minimum bid price or minimum market value of public float, the NASDAQ National Market will send a deficiency notice informing the company that it has 90 calendar days to regain compliance and, if compliance is not regained, then a process will begin that could result in delisting from the NASDAQ National Market. In April 2001, the Company's common stock closed at prices below $1.00 per share on two separate days. If the Company were to receive a deficiency notice from the NASDAQ National Market as a result of an extended failure to meet the minimum bid price requirement for listing on the NASDAQ National Market, the Company would take all reasonable measures to regain compliance, including seeking stockholder approval of a reverse stock split in order to increase the price of its common stock above the minimum bid price. The Company's listing on the NASDAQ National Market is highly important to us.

    Note that delisting alone would not prevent the grant of new options in exchange for tendered options that have been accepted and canceled; however, the new options would not be exercisable into securities that are traded on the NASDAQ National Market on the date of grant. Any market on which the Company's common stock would then be traded would likely be a less liquid market than the NASDAQ National Market, meaning that there would be fewer buyers and sellers, which could adversely affect your ability to sell shares of the Company's common stock. (Section 8)

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IF I CHOOSE TO TENDER AN OPTION, DO I HAVE TO TENDER ALL OF MY OPTION SHARES?

    Note that each option granted, regardless of the number of shares subject to that option, is referred to as a single option. You may have been granted an option on more than one occasion, in which case you would have several option grants, or options. If you choose to tender an option, you must tender the option with respect to all of the shares, whether or not vested, that are subject to that option. Partial tenders of an option will not be accepted. If you have more than one option grant, tendering any option does not require that you tender any or all of your other options. (Section 5)

IF I TENDER AN OPTION THAT HAS BEEN PARTIALLY OR FULLY EXERCISED, WILL I RECEIVE A NEW OPTION REPLACING SHARES ISSUED UPON THE EXERCISE?

    The Company is offering to exchange outstanding, unexercised stock options. Options that are tendered that have been partially exercised will be accepted only with respect to the remaining outstanding option shares that have not been issued upon the exercise. Options that have been fully exercised are not outstanding and will not be accepted. (Section 5)

WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

    If you exchange your current options for new options, under current law the exchange would be treated as a non-taxable exchange and you would not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. Further, at the time of grant of the new options, under current law the grant of options is not recognized as taxable income and you would not be required to recognize income for U.S. federal income tax purposes. Foreign tax jurisdictions have different consequences for residents in those jurisdictions. The Company strongly recommends you consult your tax advisor to determine the tax consequences of participating in the Offer. (Sections 13)

IF MY CURRENT OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS?

    If your current options are incentive stock options, your new options will be granted as incentive stock options to the extent they qualify as incentive stock options under the tax laws in effect on the date of grant. For options to qualify as incentive stock options under current law, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000 as determined using the option exercise price. Any value above that amount is deemed to be a non-qualified stock option, which is an option that is not qualified to be an incentive stock option under current law. Whether or not your new options qualify as incentive stock options depends, among other things, on the exercise price of the new options on the date of grant and the exercise price of any options that you hold and do not tender that first become exercisable during the calendar year of the grant date of the new options. (Sections 8, 13)

WHAT HAPPENS TO OPTIONS THAT I CHOOSE NOT TO TENDER OR THAT ARE NOT ACCEPTED FOR EXCHANGE?

    Options that you choose not to tender for exchange or that the Company does not accept for exchange will remain outstanding in accordance with their terms. However, there is some risk that any incentive stock options you have may be affected even if you decline to participate in the exchange. If the Internal Revenue Service characterizes the option exchange program as a "modification" of the incentive stock options that could be exchanged (whether or not actually exchanged), the required holding period of those options could be extended, causing a disposition of option shares prior to the lapse of the new holding period to be treated similarly to a disposition of shares acquired pursuant to a non-qualified stock option--such treatment is less favorable to the taxpayer than a disposition of shares

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acquired pursuant to an incentive stock option. In 1991, the IRS issued a private letter ruling in which a company's option exchange program was characterized as a modification of the incentive stock options that could be exchanged. However, private letter rulings of the IRS give the opinion of the IRS on specific facts, and can only be relied upon by the recipient of the specific letter. Even if you choose not to exchange your eligible options, the Company recommends you consult your tax advisor to determine the tax consequences of the disposition of shares received upon exercise of your options. (Section 13)

WHEN WILL MY NEW OPTIONS EXPIRE?

    Your new options will expire ten (10) years from the date of grant, or earlier if your employment with the Company terminates before then. (Section 8)

WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED AND, IF SO, HOW WILL I BE NOTIFIED OF AN EXTENSION?

    The Offer expires on October 18, 2001, at 5:00 p.m., Eastern Daylight Time, unless it is extended by the Company. The Company may in its discretion extend the Offer at any time, but the Company cannot assure you that the Offer will be extended or, if extended, for how long. If the Offer is extended, the Company will make a public announcement of the extension no later than 9:00 a.m. on the next business day following the previously scheduled expiration of the Offer period. (Sections 1, 14)

HOW DO I TENDER MY OPTIONS?

    If you decide to tender your options, you must deliver by mail, fax or hand delivery, before 5:00 p.m., Eastern Daylight Time, on October 18, 2001, a properly completed and duly executed letter of transmittal and any other documents required by the letter of transmittal to META Group, Inc., 208 Harbor Drive, Stamford, CT 06912, Attn: John A. Piontkowski (fax: 203-973-6921). If the Company extends the Offer beyond that time, you must deliver these documents before the extended expiration of the Offer. The Company reserves the right to reject any or all tenders of options the Company determines are not timely, not in appropriate form, or are unlawful for the Company to accept. Otherwise, the Company will accept properly and timely tendered options that are not validly withdrawn. Subject to the Company's rights to extend, terminate and amend the Offer, the Company currently expects that the Company will accept all such properly tendered options promptly after the expiration of the Offer.
(Section 3)

DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY TENDERED OPTIONS?

    You may withdraw your tendered options at any time before 5:00 p.m., Eastern Daylight Time, on October 18, 2001. If the Company extends the Offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the Offer. In addition, you may also withdraw tendered options that are not accepted before 5:00 p.m., Eastern Daylight Time, on October 19, 2001. To withdraw tendered options, you must deliver by mail, fax or hand delivery prior to the expiration time and date, a properly completed and duly executed notice to withdraw tender, to META Group, Inc., 208 Harbor Drive, Stamford, CT 06912, Attn: John A. Piontkowski (fax: 203-973-6921). (Sections 3,
4)

AFTER I WITHDRAW TENDERED OPTIONS, CAN I CHANGE MY MIND AND DECIDE TO RE-TENDER MY OPTIONS?

    After withdrawal of tendered options, you may change your mind and decide to re-tender your options at any time before the Offer expires at 5:00 p.m., Eastern Daylight Time, on October 18, 2001. If the Company extends the Offer beyond that time, you may decide to re-tender options at any time

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until the extended expiration of the Offer. Once you have withdrawn tendered options, you may re-tender those options only by again submitting a letter of transmittal, in accordance with the delivery procedures for an initial tender of options, that is clearly dated after the related notice to withdraw tender. (Sections 3, 4)

RISKS OF PARTICIPATING IN THE OFFER

    Participation in the Offer involves a number of potential risks, including those described below. This list briefly highlights some of the risks and is not necessarily complete. Eligible Employees should carefully consider these and other risks and are encouraged to speak with an investment and tax advisor as necessary before deciding whether and to what extent to participate in the Offer. In addition, the Company strongly urges you to carefully read the remainder of the Offer before deciding whether and to what extent to participate.

    Employees are generally eligible to receive option grants at any time that the Board of Directors or a committee appointed by and maintained by the Board of Directors chooses to make them. However, if the Company were to grant you new options on any date which is earlier than six months and one day after the date the Company cancels the options accepted for exchange, the Company would be required for financial reporting purposes to record compensation expense against our earnings. Therefore, if you participate in the Offer, the Company will defer until April 22, 2002 at the earliest its grant to you of other options.

    If the per share price of the Company's common shares increases after the date your tendered options are cancelled, your cancelled options may be worth more than the new options that you have received in exchange for them. For example, if you cancel options with a $13 exercise price and the Company's share price reaches $18 when the replacement grants are made, your new options will have a higher exercise price than the cancelled options.

    Once your option is canceled, it cannot be reinstated. Accordingly, if your employment terminates for any reason, prior to the grant of the new options, you will have the benefit of neither the canceled option nor the new option.

    Your outstanding options under the Plan are exercisable for shares of the Company's common stock, which currently is traded on the NASDAQ National Market. Companies listed on the NASDAQ National Market are required to maintain a number of eligibility requirements, including the requirement that a company's stock maintain a minimum bid price of at least $1.00 per share and that the market value of the company's public float (the outstanding shares not held by the company's insiders) be at least $5 million. If a company's stock trades for 30 consecutive business days below the minimum bid price or minimum market value of public float, the NASDAQ National Market will send a deficiency notice informing the company that it has 90 calendar days to regain compliance and, if compliance is not regained, then a process will begin that could result in delisting from the NASDAQ National Market. In April 2001, the Company's common stock closed at prices below $1.00 per share on two separate days. If the Company were to receive a deficiency notice from the NASDAQ National Market as a result of an extended failure to meet the minimum bid price requirement for listing on the NASDAQ National Market, the Company would take all reasonable measures to regain compliance, including seeking stockholder approval of a reverse stock split in order to increase the price of its common stock above the minimum bid price.

    The Company consistently evaluates strategic opportunities that may arise, including acquisitions and mergers. If any of these transactions were to occur before the new options are granted, and the Company's share price appreciates, your new options could be granted at a higher exercise price, and could be subject to additional terms and conditions required by an acquiring company.

    In the event that the Company is acquired or merged with or into another company or the occurrence of any similar event from the time you tender options prior to the grant date of new options, the Company reserves the right to take any actions the Company deems necessary or appropriate to complete a transaction that its Board of Directors believes is in the best interest of the Company and its shareholders. This could include terminating your right to receive new options under the Offer. If the Company were to terminate your right to receive new options under the Offer in connection with such a transaction, Eligible Employees who have tendered options for cancellation pursuant to the Offer would not receive options to purchase securities of the acquiror or any other consideration for their tendered options, unless determined otherwise by the Company's Board of Directors and by the acquiror.

    Your new options will be subject to the general risks of the Company's business.

WHAT DOES MANAGEMENT AND THE BOARD OF DIRECTORS THINK OF THE OFFER?

    Although the Company's Board of Directors has approved the Offer, neither the Company nor its Board of Directors makes any recommendation as to whether or not you should tender your options. YOU MUST MAKE YOUR OWN DECISION ON WHETHER OR NOT TO TENDER OPTIONS. You should consult your own tax, legal and financial advisors regarding the consequences of your decision on whether or not to participate in the Offer to Exchange. (Sections 2, 17)

WHAT IF I HAVE QUESTIONS ABOUT THE OFFER?

    For additional information or assistance, you should contact John A. Piontkowski, META Group, Inc., 208 Harbor Drive, Stamford, CT 06912 (phone:
203-973-6995; fax: 203-973-6921).

                                  INTRODUCTION

    META Group, Inc. is offering to exchange for new options all outstanding options to purchase shares of its common stock granted under the META
Group, Inc. Second Amended and Restated 1995 Stock Plan (the "Plan") that have an exercise price in excess of $12.00 per share and are held by option holders who are Eligible Employees. Eligible Employees are defined as employees of the Company or one of the Company's subsidiaries on the date of the tender of the options and through the date of the grant of the new options who were not participants in the META Group, Inc./JMI Long-Term Incentive Compensation Plan and have not received options from the Company during the six (6) month period prior to the date of this offer ("Eligible Employees"). Members of the Company's Board of Directors are not Eligible Employees. Options that are properly tendered and accepted will be canceled and exchanged for new options under the Plan. The Company is making this Offer upon the terms and subject to the conditions set forth in this offer to exchange, the related letter of transmittal and the related notice to withdraw tender (which together, as they may be amended, constitute the "Offer").

    The number of shares of common stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the options tendered by such option holder and accepted for exchange. The Company will grant the new options on or about the first business day that is at least six months and one day following the date the Company cancels the options accepted for exchange. All tendered options that are accepted by the Company through the Offer will be canceled as soon as practicable after the date the Offer ends. The Offer is currently expected to expire on October 18, 2001 and the Company expects to cancel options on October 19, 2001, or as soon as possible thereafter. According to this schedule, the Company expects to grant new options on or about April 22, 2002.

    You may only tender full option grants. If you choose to tender an option, you must tender the option with respect to all of the shares, whether or not vested, that are subject to that option. Partial tenders of an option will not be accepted. If you have more than one option grant, tendering any option does not require that you tender any or all of your other options. The Offer is not conditioned upon a minimum number of options being tendered. Participation in the Offer is voluntary. The Offer is subject to conditions that the Company describes in Section 6 below. If you tender an option for exchange as described in the Offer and the Company accepts your tendered option, the Company will grant you a new option under the Plan and enter into a new option agreement with you. The exercise price per share of the new options will be the fair market value on the date of grant, which is generally equal to the last reported sale price per share of the Company's common stock on the NASDAQ National Market on the date of grant. Each new option will commence vesting on the date of grant, and will vest over a period of three and one-half years as follows:

       28.57% vested after 12 months
       57.14% vested after 24 months
       85.71% vested after 36 months
       100% vested after 42 months.

    You will not receive credit for vesting accrued prior to the cancellation of the tendered options and for vesting that would have accrued during the period between the cancellation of the tendered options and the grant of the new options.

    As of September 18, 2001, options to purchase 3,882,216 shares of the Company's common stock were issued and outstanding under the Plan. Of these options, options to purchase 1,079,064 shares of the Company's common stock had an exercise price in excess of $12.00 per share and were held by Eligible Employees as of that date. The shares of common stock issuable upon exercise of options that the Company is offering to exchange constitute approximately 27.8% of the total shares of common stock issuable upon exercise of all options issued and outstanding under the Plan as of September 18, 2001.

                                   THE OFFER

1. NUMBER OF OPTIONS; EXPIRATION DATE.

    Upon the terms and subject to the conditions of the Offer, the Company will exchange for new options all outstanding options to purchase shares of the Company's common stock granted under the Plan that have an exercise price in excess of $12.00 per share and are held by Eligible Employees. Options that are properly tendered and accepted will be canceled and exchanged for new options under the Plan, unless they are validly withdrawn in accordance with Section 4 below.

    If your options are properly tendered and accepted for exchange and not withdrawn, and assuming you remain an Eligible Employee through the grant date, you will be entitled to receive new options to purchase the number of shares of the Company's common stock equal to the number of shares subject to the options you tendered, subject to adjustments for any stock splits, reverse stock splits, stock dividends and similar events. All new options will be subject to the terms of the Plan and to a new option agreement between the Company and you.

    If for any reason you cease to be an Eligible Employee, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange, and the tendered options will be canceled whether or not vested prior to the tender. This means that if you resign, with or without good reason, or the Company terminates your employment, with or without cause, or your employment terminates due to death or disability, prior to the date the Company grants the new options, you will not receive anything for the options you tendered and the Company accepted.

    The term "expiration date" means 5:00 p.m., Eastern Daylight Time, on October 18, 2001, unless and until the Company in its discretion extends the period of time during which the Offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the Offer, as so extended, expires. See Section 14 for a description of the Company's rights to extend, delay, terminate and amend the Offer.

    If the Company decides to take any of the following actions, the Company will publish a notice or otherwise inform you in writing of such action:

    -- increase or decrease the amount of consideration offered for the options;

    --  decrease the number of options eligible to be tendered in the Offer; or

    -- increase the number of options eligible to be tendered in the Offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the Offer immediately prior to the increase.

If the Offer is scheduled to expire at any time earlier than the tenth business day following the date the Company publishes a notice or otherwise informs you in writing of the foregoing actions in accordance with Section 14 below, then the Company will extend the Offer so that the expiration date is no earlier than the tenth business day following the date the Company so publishes such notice or otherwise informs you in writing. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Daylight Time.

2. PURPOSE OF THE OFFER.

    The Company issued the options outstanding under the Plan to provide its employees with additional incentive to perform at high levels and to continue their employment with the Company. The growth and success of the Company's business is dependent in part upon the retention and motivation of its employees. Many of the Company's outstanding options, whether or not currently exercisable, have exercise prices significantly higher than the current market price of the Company's common stock. The Company believes these options are unlikely to be exercised in the foreseeable future. By making this Offer to exchange outstanding options for new options that will have an exercise price equal to the market value of the Company's common stock on the grant date, the Company intends to provide the Company's employees with the benefit of owning options that over time may have a greater potential to increase in value and improve performance incentives for employees, thereby increasing stockholder value.

    Because the Company will not grant new options until at least six months and one day after the date the Company cancels the options accepted for exchange, the new options might have a higher exercise price than some or all of the options eligible for exchange. From time to time, events relating to the Company's business may occur which could significantly affect the price of its shares. In addition, market conditions related or unrelated to its business could result in an increase in its share price during the period between cancellation of accepted options and grant of new options. You will be at risk of any increase in the Company's share price for any reason.

    Subject to the foregoing, and except as otherwise disclosed in the Offer, in the Company's public announcements or its filings with the SEC, the Company presently has no plans or proposals that relate to or would result in:

    (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving it or any of its subsidiaries;

    (b) any purchase, sale or transfer of a material amount of its assets or the assets of any of its subsidiaries;

    (c) any material change in its present dividend rate or policy, or its indebtedness or capitalization, other than the Company's intent to restructure its existing credit facility with its bank;

    (d) any change in its present Board of Directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment;

    (e) any other material change in its corporate structure or business;

    (f) its common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

    (g) its common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

    (h) the suspension of its obligation to file reports pursuant to
       Section 15(d) of the Securities Exchange Act;

    (i) the acquisition or disposition by any person of a material proportion of any of its securities; or

    (j) any material change in its certificate of incorporation or bylaws, or any actions that may materially impede the acquisition of control of it by any person.

    NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR OPTIONS, NOR HAS THE COMPANY AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THE OFFER AND TO CONSULT YOUR INVESTMENT AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR OPTIONS FOR EXCHANGE.

3. PROCEDURES FOR TENDERING OPTIONS.

PROPER TENDER OF OPTIONS.

    To validly tender your options pursuant to the Offer, you must, in accordance with the terms of the letter of transmittal, deliver by mail, fax or hand delivery, a properly completed and duly executed letter of transmittal and any other documents required by the letter of transmittal to META Group, Inc., 208 Harbor Drive, Stamford, CT 06912, Attn: John A. Piontkowski (fax:
203-973-6921). John A. Piontkowski or a substitute designated by the Company in writing must receive all of the required documents before the expiration date. Unless extended by the Company, the expiration date is 5:00 p.m., Eastern Daylight Time, on October 18, 2001.

    Delivery is not timely completed if the required documents are not received by the Company prior to the expiration date. The method of delivery of all documents, including letters of transmittal, any other required documents and notices to withdraw tender, is at the election and risk of the tendering option holder. In all cases, you should allow sufficient time to ensure timely delivery.

DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS.

    The Company will determine in its discretion all questions as to form of documents and the validity, form, eligibility, timeliness (including time of receipt) and acceptance of any tender of options. The Company's determination of these matters will be final and binding on all parties. The Company reserves the right to reject any or all tenders of options that the Company determines are not in appropriate form or are unlawful to accept. Subject to the foregoing, the Company will accept properly and timely tendered options that are not validly withdrawn. The Company also reserves the right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular option or any particular option holder. No tender of options will be deemed to have been properly made until either all defects or irregularities have been cured by the tendering option holder or waived by us. Neither the Company nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

THE COMPANY'S ACCEPTANCE CONSTITUTES AN AGREEMENT.

    Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. THE COMPANY'S ACCEPTANCE FOR EXCHANGE OF YOUR OPTIONS TENDERED BY YOU PURSUANT TO THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN THE COMPANY AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

    Subject to the Company's rights to extend, terminate and amend the Offer, the Company currently expects that it will accept promptly after the expiration of the Offer all properly tendered options that have not been validly withdrawn.

4.  WITHDRAWAL RIGHTS.

    You may withdraw your tendered options only in accordance with the provisions of this Section 4.

    You may withdraw your tendered options at any time before 5:00 p.m., Eastern Daylight Time, on October 18, 2001. If the Offer is extended by the Company beyond that time, you may withdraw your tendered options at any time until the extended expiration of the Offer. In addition, if the Company has not accepted your tendered options for exchange before 5:00 p.m., Eastern Daylight Time, on October 19, 2001, you may withdraw your tendered options at any time after that date and time.

    To validly withdraw tendered options, an option holder must deliver a properly completed and duly executed notice to withdraw tender and any other documents required by the notice to withdraw tender to META Group, Inc., 208 Harbor Drive, Stamford, CT 06912, Attn: John A. Piontkowski (fax: 203-973-6921). Except as described in the following sentence, the notice to withdraw tender must be executed by the option holder who tendered the options to be withdrawn exactly as such option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice to withdraw tender.

    Any options you withdraw will thereafter be deemed not properly tendered for purposes of the Offer, unless you properly re-tender those options by submitting a new letter of transmittal, prior to the expiration date and in accordance with the delivery procedures set forth in Section 3 for an initial tender of options, that is clearly dated after the related notice to withdraw tender.

    The Company will determine, in its discretion, all questions as to form of documents and the validity, form and timeliness (including time of receipt) of any notice to withdraw tender. The Company's determination of these matters will be final and binding on all parties. Subject to the foregoing, the Company will accept properly and timely delivered notices to withdraw tender. No tender of options will be deemed to have been properly withdrawn until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither the Company nor any other person is obligated to give notice of any defects or irregularities in withdrawals of tender, nor will anyone incur any liability for failure to give any such notice.

5. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

    Upon the terms and subject to the conditions of the Offer and as promptly as practicable following the expiration date, the Company will accept for exchange and cancel options properly tendered and not validly withdrawn before the expiration date. You will no longer have any rights with respect to any canceled option. If your options are properly tendered and accepted for exchange, they will be canceled as of the date of the Company's acceptance, which the Company anticipates to be the business day after the scheduled expiration date of the Offer. As the Offer is scheduled to expire on October 18, 2001, the Company expects to cancel properly tendered and accepted options on October 19, 2001. Subject to the terms and conditions of the Offer, you will be granted new options on or about the first business day that is six months and one day following the date of cancellation. If the Company cancels tendered options on October 19, 2001, which is the business day after the scheduled expiration date of the Offer, the grant date of the new options will be on or about April 22, 2002. The new options expected to be granted in accordance with the Offer on or about April 22, 2002 are subject to approval of the Company's Board of Directors or Compensation Committee. You should not rely on the April 22, 2002 date as being the exact grant date. However, as the Board of Directors or Compensation Committee may also act by written consent, the Company does not anticipate that any delay in the grant schedule would be significant. If the Company extends the expiration date of the Offer, the acceptance and cancellation date of tendered options and the grant date of new options will be similarly delayed.

    The Company will not accept partial tenders of an option. Note that each option granted, regardless of the number of shares subject to that option, constitutes a single option. You may have been granted an option on more than one occasion, in which case you would have several option grants, or options. If you choose to tender an option, you must tender the option with respect to all of the shares, whether or not vested, that are subject to that option. Therefore, for each option you hold, you may tender the option with respect to all or none of the shares subject to that option, but not for a portion of those shares. Options that are tendered that have been partially exercised will be accepted only with respect to the remaining outstanding option shares that have not been issued upon the exercise. Options that have been fully exercised are not outstanding and will not be accepted.

    If you have more than one option grant, tendering any option does not require that you tender any or all of your other options. If the Company accepts options you tender in the offer, you may not receive any other option grants before you receive your new options. The Company may defer, until the grant date for your new options, the grant of other options to you. The reason the Company would defer the grant to you of these other options is that the Company could incur compensation expense against the Company's earnings because of accounting rules that would apply to the interim option grants. If the Company determines that the Company would incur this compensation charge as a result of interim option grants, the Company will defer the interim option grants.

    IF FOR ANY REASON YOU ARE NOT AN ELIGIBLE EMPLOYEE AT THE TIME THE NEW OPTIONS ARE GRANTED, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE, AND THE TENDERED OPTIONS WILL BE CANCELED WHETHER OR NOT VESTED PRIOR TO THE TENDER. This means that if you resign, with or without good reason, or the Company terminates your employment, with or without cause, or your employment terminates due to death or disability, prior to the date the Company grants the new options, the options that you tendered and the Company accepted will be canceled and you will not receive anything in return.

    Although the Company may orally or in writing confirm receipt of the letter of transmittal through which you tender your options, for purposes of the Offer, the Company will not be deemed to have accepted for exchange any options until the Company provides oral or written notice of the Company's acceptance. For purposes of the Offer, the Company will be deemed to have accepted options for exchange that are properly tendered and not validly withdrawn as of the time the Company gives oral or written notice to the option holders of its acceptance, which notice may be by press release. Subject to the Company's rights to extend, terminate and amend the Offer, the Company currently expects that the Company will accept, on the business day after the expiration date of the Offer, all properly tendered options that are not validly withdrawn. Upon acceptance of tendered options for exchange, the Company will cancel the tendered options and promptly send each tendering option holder a letter indicating the number of shares subject to the options that the Company has accepted for exchange, the corresponding number of shares that will be subject to the new options and the expected grant date of the new options.

6. CONDITIONS OF THE OFFER.

    Notwithstanding any other provision of the Offer, the Company will not be required to accept any options tendered for exchange, and the Company may terminate or amend the Offer, or postpone its acceptance and cancellation of any options tendered for exchange (in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act), if, at any time on or after September 19, 2001 and prior to the expiration date, any of the following events has occurred or has been determined by it to have occurred, and the occurrence of such event or events makes it inadvisable, in its reasonable judgment and regardless of the circumstances giving rise to the event (including any action or omission to act by it), for it to proceed with the Offer or with the acceptance and cancellation of options tendered for exchange:

        (a) there shall have been threatened or instituted or be pending any action or proceeding by or before any government or governmental, regulatory or administrative agency, authority or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the tendered options pursuant to the Offer, the issuance of new options, or otherwise relates in any manner to the Offer or that, in its reasonable judgment, could materially affect the business, condition, income, operations, plans or prospects of the Company or its subsidiaries in any way that could materially impair the contemplated benefits of the Offer to it;

        (b) there shall have been any action threatened, taken or pending, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by or before any court or any authority, agency or tribunal that, in its reasonable judgment, could directly or indirectly:

           (1) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the Offer;

           (2) delay or restrict its ability, or render it unable, to accept for exchange, or issue new options for, some or all of the tendered options;

           (3) materially impair the contemplated benefits of the Offer to it;
       or

           (4) materially and adversely affect the business, condition, income, operations, plans or prospects of the Company or its subsidiaries;

        (c) there shall have occurred:

           (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

           (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

           (3) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

           (4) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in the Company's reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

           (5) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material effect on the business, condition, operations or prospects of the Company or its subsidiaries that, in its reasonable judgment, makes it inadvisable to proceed with the Offer; or

           (6) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof.

        (d) there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles that could require the Company for financial reporting purposes to record compensation expense against its earnings in connection with the Offer; or

        (e) a tender or exchange offer with respect to some or all of its capital stock, or a merger or acquisition proposal for the Company, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed.

    The conditions to the Offer are for the Company's benefit. The Company may assert them prior to the expiration date in its discretion regardless of the circumstances giving rise to them. The Company may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in its discretion, whether or not the Company waives any other condition to the Offer. The Company's failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to a particular set of facts and circumstances will not be deemed a waiver with respect to any other set of facts and circumstances. Any determination the Company makes concerning the events described in this
Section 6 will be final and binding upon all persons.

7. PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

    The Company's common stock is quoted on the NASDAQ National Market under the symbol "METG." The following table shows, for the periods indicated, the high and low sales prices per share of the Company's common stock as reported by NASDAQ.

                                                                HIGH       LOW
                                                              --------   --------
July 1, 2001 through September 18, 2001.....................   $ 2.80     $ 1.65
Quarter ended June 30, 2001.................................     3.64       0.77
Quarter ended March 31, 2001................................     7.00       1.25
Quarter ended December 31, 2000.............................    10.88       4.50
Quarter ended September 30, 2000............................    26.00      12.38
Quarter ended June 30, 2000.................................    26.44      17.00
Quarter ended March 31, 2000................................    35.63      17.88
Quarter ended December 31, 1999.............................    19.00      13.75
Quarter ended September 30, 1999............................    18.63      12.50
Quarter ended June 30, 1999.................................    16.88       8.25
Quarter ended March 31, 1999................................    31.25      15.38

    As of September 18, 2001, the closing price of the Company common stock was $2.04 per share, as reported by NASDAQ.

    The Company recommends that you evaluate current market quotations for the Company's common stock, among other factors, before deciding whether to tender your options.

8. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

    CONSIDERATION.

    Subject to the terms of the Offer, the Company will issue new options to purchase common stock under the Plan in exchange for the outstanding eligible options properly tendered and accepted for exchange by the Company. The tendered options will be canceled upon acceptance. The number of shares of common stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the options tendered by such option holder and accepted for exchange. If the Company receives and accepts tenders of all outstanding eligible options then, subject to the terms of the Offer, the Company would grant new options to purchase a total of 1,079,064 shares of its common stock. The common stock issuable upon exercise of these new options would equal approximately 8.4% of the total shares of Company common stock outstanding as of September 18, 2001.

    TERMS OF NEW OPTIONS.

    The new options will be issued under the Plan, and the Company will enter into a new option agreement with each eligible option holder for each tendered option that the Company has accepted. The terms and conditions of a new option may vary from the terms and conditions of the related tendered option, but generally the new options are intended to be substantially similar to the tendered options, except with respect to the vesting schedule and the exercise price.

    The following description summarizes the material terms of the Plan and the options granted under the Plan.

    GENERAL.

    The maximum number of shares of common stock available for issuance pursuant to the exercise of options granted under the Plan is 6,375,000. The Plan permits the granting of options intended to

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qualify as incentive options under the Internal Revenue Code and the granting of options that do not qualify as incentive options, which are referred to as non-qualified options.

    ADMINISTRATION.

    The Plan is administered by the Company's Board of Directors (the "Board"), or a committee appointed by the Board. Subject to the terms of the Plan, the administrator has the power to determine the terms and conditions of the option granted, including but not limited to the exercise price, the number of shares subject to the option and the exercisability of the options.

    TERM.

    Stock options granted under the Plan generally expire ten years from the date of grant unless a shorter period is provided in the option agreement. Incentive stock options granted to an employee who, at the time of the grant, owns stock representing more than 10% of the voting rights of all classes of the Company's stock may not have a term of more than five years.

    TERMINATION.

    In the event of the termination of your employment relationship with the Company, your options will terminate, generally after a period of time following the termination of employment. If your employment is terminated for any reason other than death, your options under the Plan generally may be exercised, to the extent the option was exercisable on the date of termination, for three months following the date of termination, or such other period of time as is set forth in your stock option agreement or as determined by the administrator. If your employment is terminated as a result of your death, your options under the Plan generally may be exercised (by your estate or other lawful successor to your rights under the option), to the extent the option was exercisable on the date of death, within 180 days or one year following the date of death, or such other period of time as is set forth in your stock option agreement or as determined by the administrator. Notwithstanding any of the foregoing, in no event may an option be exercised after the expiration of its term.

    EXERCISE PRICE.

    Generally, the exercise price of options granted under the Plan is determined by the administrator. In the case of incentive stock options, the exercise price per share must be at least equal to the fair market value on the date of grant or, if the prices or quotes discussed in this sentence are unavailable for such date, on the last business day for which such prices or quotes are available prior to the date of grant, and shall mean: (1) the last reported sale price of the Company's common stock on the NASDAQ National Market; or (2) in the event that the Company's common stock is not reported on the NASDAQ National Market, the exercise price will be the closing bid price (or average of bid prices) last quoted on the date of grant by an established quotation service for over-the-counter securities. In the absence of an established market for the Company's common stock, the Board of Directors will determine the fair market value of the common stock in good faith. The exercise price per share of incentive stock options granted to stockholders owning more than 10% of the total combined voting power of all classes of the Company's common stock must be at least 110% of the fair market value on the date of the grant. Non-qualified stock options generally have an exercise price that is not less than the fair market value on the date of grant. The exercise price per share of the new options will be the fair market value on the date of grant.

    Options under the Plan are exercisable for shares of the Company's common stock, which currently is traded on NASDAQ National Market. Companies listed on NASDAQ National Market are required to maintain a number of eligibility requirements, including the requirement that a company's stock maintain a minimum bid price of at least $1.00 per share and that the market value of the company's public float (the outstanding shares not held by the Company's insiders) be at least $5 million. If a company's stock trades for 30 consecutive business days below the minimum bid price or minimum market value of public float, the NASDAQ National Market will send a deficiency notice informing the company that it has 90 calendar days to regain compliance, and if compliance is not regained then a process will begin that could result in delisting from the NASDAQ National Market. In April 2001, the Company's common stock closed at prices below $1.00 per share on two separate days. If the Company were to receive a deficiency notice from the NASDAQ National Market as a result of an extended failure to meet the minimum bid price requirement for listing on the NASDAQ National Market, the Company would take all reasonable measures to regain compliance, including seeking stockholder approval of a reverse stock split in order to increase the price of its common stock above the minimum bid price. The Company's listing on the NASDAQ National Market is highly important to it.

    Note that delisting alone would not prevent the grant of new options in exchange for tendered options that have been accepted and canceled; however, the new options would not be exercisable into securities that are traded on the NASDAQ National Market on the date of grant. Any market on which the Company's common stock would then be traded would likely be a less liquid market than the NASDAQ National Market, meaning that there would be fewer buyers and sellers, which could adversely affect your ability to sell shares of the Company's common stock.

    VESTING AND EXERCISE.

    The terms of vesting are determined by the administrator. Vesting is contingent upon the option holder's continuous employment with the Company. Each new option granted pursuant to the Offer will commence vesting on the date of grant, and will vest over a period of three and one-half years as follows:

       28.57% vested after 12 months
       57.14% vested after 24 months
       85.71% vested after 36 months
       100% vested after 42 months.

    You will not receive credit for vesting accrued prior to the cancellation of the tendered options and for vesting that would have accrued during the period between the cancellation of the tendered options and the grant of the new options.

    If for any reason you are not an Eligible Employee on the date the new options are granted, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange, and the tendered options will be canceled whether or not vested prior to the tender.

    PAYMENT OF EXERCISE PRICE.

    Under the Plan, an option holder may exercise options by delivering written notice to the Company specifying the number of full shares of common stock to be purchased, and by tendering payment of the purchase price to the Company. The method of payment of the exercise price is determined by the administrator, and generally may consist of cash, check, by tendering common stock of the Company or by delivery of a personal recourse note by the grantee, or a combination of the foregoing.

    ADJUSTMENTS UPON CERTAIN CORPORATE EVENTS.

    If there is a change in the Company's capitalization such as a stock split, reverse stock split, stock dividend or other similar event, which results in an increase or decrease in the number of issued and outstanding shares without receipt of consideration by the Company, an appropriate adjustment will be made to the price of each option and the number of shares subject to each option.

    In the event of a change of control of the Company occurring before the Company issues the replacement options, to the extent the acquiring company agrees to assume other outstanding options of the Company, the Company will require the acquiring company to also assume the obligation to issue replacement options pursuant to the Offer. The Offer is designed such that employees with the right to receive replacement options will receive similar treatment as employees holding other outstanding options. If such a transaction were to occur and the acquiring company agreed to assume the Company's outstanding options, you would receive a replacement option in the surviving entity provided that you remain continuously employed with the Company and the acquiring company through the replacement option grant date. The amount of shares you receive would be determined by taking the number of shares of the Company's common stock that you would have received in the absence of the change of control transaction, adjusted in the same manner as options assumed in connection with the change of control transaction. As a result, the new option you receive may not cover the same number of shares as your cancelled option. The Company cannot guarantee that the acquiring company in any change of control transaction, and especially in a purchase of assets, would agree to assume existing options and therefore the obligation to issue replacement options. Therefore, it is possible that you may not receive any replacement options, securities of the surviving company or other consideration in exchange for your cancelled options if the Company is acquired before the replacement options are granted. The Company reserves the right to take any action, including entering into an asset purchase or similar transaction, that its Board of Directors believes is in the best interest of the Company and its stockholders.

    You should be aware that a proposed or consummated merger, acquisition or similar transaction could have substantial effects on the Company's share price, including potentially substantial appreciation in the price of the Company's shares. Depending on the structure of this type of transaction, tendering option holders might be deprived of any further price appreciation in the shares associated with the new options. For example, if the Company's shares were acquired in a cash merger, the fair market value of the Company's shares, and hence the price at which the Company grants the new options, could be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. In addition, in the event of an acquisition of the Company's company for stock, tendering option holders might receive options to purchase shares of a different issuer.

    TRANSFERABILITY OF OPTIONS.

    Under the Plan, stock options are not transferable, other than by will or the laws of descent and distribution or, in the case of non-qualified options only, pursuant to a valid domestic relations order. Stock options are exercisable only by the option holder during his or her lifetime or, in the event of death, by a person who acquires the right to exercise the option by bequest or inheritance or by reason of the death of the option holder, or pursuant to a valid domestic relations order.

    REGISTRATION OF OPTION SHARES.

    The Company has registered 4,500,000 shares of the Company's common stock issuable upon exercise of options under the Plan under the Securities Act on registration statements on Form S-8 filed with the SEC on March 1, 1996 and December 3, 1998, and intends to register 1,875,000 shares of the Company's common stock issuable upon exercise of options under the Plan under the Securities Act on a registration statement on Form S-8 to be filed with the SEC no later than April 1, 2002. This number includes all of the shares of the Company's common stock issuable upon exercise of the new options to be granted under the Offer. Unless you are an affiliate of the Company as defined in

Rule 12b-2 pursuant to the Securities Exchange Act of 1934, you will be able to sell such option shares free of any transfer restrictions under applicable securities laws.

    U.S. FEDERAL INCOME TAX INFORMATION.

    The following summary of certain U.S. federal income tax information is based on federal income tax laws currently in effect, is not intended to be exhaustive, and does not address all matters that may be relevant to a particular option holder based on his or her specific circumstances. The summary addresses only current U.S. federal income tax law, which is subject to change (possibly on a retroactive basis), and expressly does not discuss the income tax laws of any state, municipality, non-U.S. taxing jurisdiction or gift, estate or other tax laws other than U.S. federal income tax law. This summary addresses general U.S. federal income tax implications of option grants and exercises under the Plan and the disposition of stock acquired upon such exercises, and the Company strongly recommends that you consult your tax advisor concerning your particular circumstances with respect to these matters. With respect to the exchange of tendered options for new options, you should refer to Section 13 for a summary discussion of U.S. federal income tax consequences of the exchange.

    INCENTIVE STOCK OPTIONS AND NON-QUALIFIED STOCK OPTIONS.

    Options granted under the Plan may be either incentive stock options, which are intended to qualify for the special tax treatment provided by Section 422 of the Internal Revenue Code, or non-qualified stock options, which will not qualify for the special tax treatment provided by Section 422 of the Internal Revenue Code.

    If an option granted under the Plan is an incentive stock option, the optionee will recognize no income upon grant of the incentive stock option and will incur no tax liability due to the exercise, except to the extent that such exercise causes the optionee to incur alternative minimum tax, which is discussed below. The Company will not be allowed a deduction for federal income tax purposes as a result of the exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and one year after exercise of the option by the optionee, any gain will be treated as a long-term capital gain. However, if both of these holding periods are not satisfied, the optionee will recognize ordinary income equal to the difference between the exercise price and the lower of the fair market value of the common stock on the date of the option exercise or the sale price of the common stock. The Company would then be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on a disposition of the shares prior to completion of both of the above holding periods in excess of the amount treated as ordinary income will be characterized as long-term capital gain if the sale occurs more than one year after exercise of the option or as short-term capital gain if the sale is made earlier. For individual taxpayers, the current U.S. federal income tax rate on long-term capital gains is 20%, while the maximum rate on other income is 39.6%. Capital losses for individual taxpayers are allowed in full against capital gains plus $3,000 of other income.

    All other options that do not qualify as incentive stock options are referred to as non-qualified stock options. An optionee will not recognize any taxable income at the time he or she is granted a non-qualified stock option. However, upon its exercise, the optionee will recognize ordinary income for tax purposes measured by the excess of the fair market value of the shares over the exercise price at the exercise date. The income recognized by an optionee who is also the Company's employee will be subject to income and employment tax withholding by the Company, by payment in cash by the optionee or out of the optionee's current earnings. Upon the sale of such shares by the optionee, any difference between the sale price and the fair market value of the shares as of the date of exercise of the option will be treated as capital gain or loss, and will qualify for long-term capital gain or loss treatment if the shares have been held for more than one year from date of exercise.

    ALTERNATIVE MINIMUM TAX.

    The exercise of an incentive stock option may subject the optionee to the alternative minimum tax under Section 55 of the Internal Revenue Code. Under current law, the alternative minimum tax is calculated by applying a tax rate of 26% to alternative minimum taxable income of joint filers up to $175,000 ($87,500 for married taxpayers filing separately) and 28% to alternative minimum taxable income above that amount. Alternative minimum taxable income is equal to taxable income adjusted for certain items, plus items of tax preference, less an exemption amount of $45,000 for joint returns, $33,750 for unmarried individual returns and $22,500 in the case of married taxpayers filing separately. These exemption amounts are phased out for upper income taxpayers. Alternative minimum tax will be due if the tax determined under the foregoing formula exceeds the regular tax of the taxpayer for the year. In computing alternative minimum taxable income, shares purchased upon exercise of an incentive stock option are treated as if they had been acquired by the optionee pursuant to exercise of a non-qualified stock option. As a result, the optionee recognizes alternative minimum taxable income equal to the excess of the fair market value of the common stock on the date of exercise over the option exercise price. If an optionee pays alternative minimum tax, the amount of such tax may be carried forward as a credit against any subsequent year's regular tax in excess of the alternative minimum tax for such year. Because the alternative minimum tax calculation may be complex, optionees should consult their tax advisors prior to exercising incentive stock options.

    The Company's statements in the Offer concerning the Plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the Plan and the form of option agreement under the Plan. Please contact the Company at META Group, Inc., 208 Harbor Drive, Stamford, CT 06912,
Attn: John A. Piontkowski (phone: 203-973-6995) to receive a copy of the Plan and the form of option agreement thereunder. The Company will promptly furnish you copies of these documents at the Company's expense.

9. INFORMATION CONCERNING META GROUP, INC.

    The Company's name is META Group, Inc., and the Company's state of incorporation is Delaware. The address and telephone number of the Company's principal executive offices are 208 Harbor Drive, Stamford, CT 06912, 203-973-6700. The Company's common stock is listed on the NASDAQ National Market under the symbol "METG".

    The Company provides research and consulting advice, focusing on information technology and business transformation strategies. It delivers objective, consistent, and actionable guidance to enable organizations to innovate more rapidly and effectively.

    The Company's Annual Report on Form 10-K for the fiscal year ended
December 31, 2000, filed with the SEC on April 2, 2001, is incorporated herein by reference and includes selected financial data, the Company's discussion and analysis of financial condition and results of operations, risk factors, and consolidated financial statements. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001, filed with the SEC on August 14, 2001, is incorporated herein by reference and includes unaudited financial data, and the Company's discussion and analysis of financial condition and results of operations. Copies of these documents are being delivered to Eligible Employees together with the Offer.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

    A list of the Company's directors and executive officers is attached to the Offer to Exchange as Schedule A. As of September 18, 2001, the Company's executive officers and non-employee directors (15 persons) as a group beneficially owned options outstanding under the Plan to purchase a total of

789,750 of the Company's shares, which represented approximately 20.3% of the shares subject to all options outstanding under the Plan as of that date. Members of the Company's Board of Directors are not Eligible Employees for purposes of the Offer. Of the options held by the Company's executive officers as of September 18, 2001, a maximum of 104,474 have an exercise price in excess of $12.00, which represented approximately 2.7% of the shares subject to all options outstanding under the Plan as of that date. None of the executive officers are Eligible Employees for purposes of the Offer.

    During the past sixty (60) days, the Company has granted stock options pursuant to the Plan to purchase 298,000 shares of its common stock with exercise prices of $2.00 and $2.02. Of these options, 175,000 were granted to Michael B. Levine, and 8,000 were granted to Bruce J. Grobe, both executive officers. During the same period, the Company granted 15,000 options to two members of the Company's Board of Directors under its Amended and Restated 1995 Non-Employee Director Stock Option Plan.

    Except as otherwise described above, there have been no transactions in options to purchase our common stock or in our common stock which were effected during the past sixty (60) days by the Company, or to our knowledge, by any executive officer, director, affiliate or subsidiary of the Company.

    On June 28, 2001, the Company completed a private placement of its common stock whereby the Company issued 1,726,617 shares of its common stock (the "Private Placement Shares") for $2.78 per share to Dale Kutnick, the Company's Chairman of the Board, Chief Executive Officer and Co-Research Director; First Albany Corporation, an investment banking firm affiliated with George C. McNamee, a director of the Company; JMI Equity Fund IV, L.P., JMI Equity Fund IV
(AI), L.P., JMI Euro Equity Fund IV, L.P. and JMI Equity Side Fund, L.P., venture capital limited partnerships affiliated with Harry Gruner, a director of the Company; and Ardent Research Partners, LTD and Ardent Research Partners, L.P., a money management firm affiliated with Francis J. Saldutti, a director of the Company (collectively, the "Private Placement Purchasers"), pursuant to a certain Common Stock Purchase and Sale Agreement by and among META Group, Inc. and the Private Placement Purchasers dated as of June 15, 2001.

    On October 27, 2000, the Company completed the acquisition of substantially all the assets of Rubin Systems, Inc. ("RSI"). Pursuant to the terms of the Asset Purchase Agreement among RSI, Howard Rubin and the Company dated as of October 27, 2000, RSI received an initial payment of $750,000 in cash and $375,000 in common stock (36,874 shares). In the event certain financial targets are met, contingent consideration of $3.75 million payable in cash and $1.875 million payable in stock may be paid to RSI through March 2004. During the six months ended June 30, 2001, the Company paid $500,000 and issued $250,000 in stock (57,084 shares, the "Rubin Contingent Shares") for contingent consideration. In the event the aggregate number of shares issued in satisfaction of additional contingent consideration exceeds 349,526 shares, the remaining consideration will be payable in cash. RSI was wholly-owned by Howard Rubin, a director and officer of the Company.

    The Private Placement Shares and the Rubin Contingent Shares were issued in reliance upon exemptions from the registration provisions of the Securities Act of 1933, as amended (the "Act"), set forth in Section 4(2) thereof, and Rule 506 of Regulation D of the General Rules and Regulations under the Act promulgated by the Securities and Exchange Commission ("Regulation D"). In their respective purchase agreements, the Private Placement Purchasers and RSI made certain representations to the Company as to their investment intent, level of sophistication, access to information and status as an accredited investor as defined in Rule 501(a) of Regulation D. The Private Placement Shares and the Rubin Contingent Shares are subject to restrictions on transfer absent registration under the Act or exemption therefrom. The Company is required to register all shares issued to RSI. The Company has also agreed to file a registration statement with the Securities and Exchange Commission to register the Private Placement Shares (other than those issued to

Mr. Kutnick) upon the request of the Private Placement Purchasers, such registration to be effective no earlier than December 31, 2001.

11. STATUS OF OPTIONS ACQUIRED BY THE COMPANY IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

    Options the Company acquires pursuant to the Offer will be canceled and the shares of common stock subject to those options will be returned to the pool of shares available for grants of new options, and issuances upon their exercise, under the Plan. To the extent these shares remain available after reservation for issuance upon exercise of the new options to be granted in connection with the Offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the NASDAQ National Market or any other stock exchange or securities quotation system on which the Company's common stock is then quoted or listed.

    The Company believes that the Company will not incur any compensation expense solely as a result of the transactions contemplated by the Offer provided that: (1) the Company will not grant any new options to those taking part in the Offer until a business day that is at least six months and one day after the date that the Company accepts and cancels options tendered for exchange; and (2) the exercise price of all new options will equal the market value of the common stock on the date the Company grants the new options.

    If the Company were to grant the new options on any date that is earlier than six months and one day after the date the Company cancels the options accepted for exchange, the Company would be required for financial reporting purposes to treat the new options as variable awards. This means that the Company would be required to record the non-cash accounting impact of increases and decreases in the price of the Company's common stock as a compensation expense against the Company's earnings for the new options. The Company would have to continue this variable accounting for the new options until they were exercised, forfeited or terminated. The higher the market value of the Company's shares, the greater the compensation expense the Company would have to record. By deferring the grant of the new options for at least six months and one day, and issuing the new options with an exercise price equal to the market value of the common stock on the date of grant, the Company believes the Company will not have to treat the new options as variable awards. The Company would incur compensation expense, however, if the Company were to grant any options having an exercise price less than or equal to $12.00 per share to any tendering option holder before the scheduled new option grant date. The Company's grant of those options to the tendering option holder would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to the newly granted options is equal to or less than the number of the option holder's tendered option shares. In this event, the Company would be required to record as compensation expense the amount by which the market value of the shares subject to the newly granted options exceeds the exercise price of those shares. This compensation expense would accrue as a charge to the Company's earnings over the vesting period of the newly granted options. The Company would need to adjust this compensation expense periodically during the vesting period based on increases or decreases in the market value of the shares subject to the newly granted options. If the Company determines that the Company would incur this compensation charge as a result of option grants to you in the interim period between acceptance of tendered options and grant of new options, the Company will defer the interim option grants. Therefore, if the Company accepts options you tender in the Offer, you may not receive any other option grants before you receive your new options. The Company may defer, until the grant date for your new options, the grant of other options to you for which you would otherwise be eligible before the new option grant date.

12. LEGAL MATTERS; REGULATORY APPROVALS.

    The Company is not aware of any license or regulatory permit that appears to be material to the Company's business that might be adversely affected by the Company's exchange of options and issuance of new options as contemplated by the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of the Company's options as contemplated herein. Should any such approval or other action be required, the Company presently contemplates that the Company will seek such approval or take such other action. The Company is unable to predict whether it may determine that it is required to delay the acceptance of options for exchange pending the outcome of any such matter. The Company cannot assure you that any such approval or other action, if needed, would be obtained without substantial conditions, or obtained at all. The failure to obtain any such approval or other action might result in adverse consequences to the Company's business. The Company's obligation under the Offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions of the Offer, including the conditions described in Section 6.

13. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

    The discussion in this Section 13 is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the Offer. For a summary addressing general U.S. federal income tax implications of option grants and exercises under the Plan and the disposition of stock acquired upon such exercises, see Section 8 above. This Section 13 addresses only current U.S. federal income tax law, which is subject to change (possibly on a retroactive basis), and expressly does not discuss the income tax laws of any state, municipality, non-U.S. taxing jurisdiction or gift, estate or other tax laws other than U.S. federal income tax law. The summary below does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

    Option holders who exchange outstanding options for new options should not be required to recognize income for federal income tax purposes at the time of the exchange. The Company believes that the exchange will be treated as a non-taxable exchange. The Company advises all option holders considering exchanging their options to meet with their tax advisors with respect to the federal, state, local and foreign tax consequences of participating or declining to participate in the Offer.

    If your current options are incentive stock options, your new options will be granted as incentive stock options to the extent that they qualify as incentive stock options under the tax laws in effect on the date of grant. For options to qualify as incentive stock options under current law, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a non-qualified stock option, which is an option that is not qualified to be an incentive stock option under current law. Whether or not your new options qualify as incentive stock options depends, among other things, on the exercise price of the new options on the date of grant and the exercise price of any options you hold and do not tender that first become exercisable during the calendar year of the grant date of the new options.

    Options that you choose not to tender for exchange or that the Company does not accept for exchange will remain outstanding in accordance with their terms. However, there is some risk that any incentive stock options you have may be affected even if you decline to participate in the exchange. If the Internal Revenue Service characterizes the option exchange program as a "modification" of the incentive stock options that could be exchanged (whether or not actually exchanged), the required holding period of those options could be extended, causing a disposition of option shares prior to the lapse of the new holding period to be treated similarly to a disposition of shares acquired pursuant to a non-qualified stock option, which is less favorable to the taxpayer than a disposition of shares acquired pursuant to an incentive stock option. In 1991, the IRS issued a private letter ruling in which a company's option exchange program was characterized as a modification of the incentive stock options that could be exchanged. However, private letter rulings give the opinion of the IRS on specific facts, and can only be relied upon by the recipient of the letter. Even if you choose not to exchange your eligible options, the Company recommends that you consult with your tax advisor to determine the tax consequences of the disposition of shares received on exercise of your options.

14. EXTENSION OF OFFER; TERMINATION; AMENDMENT.

    The Company expressly reserves the right, in its discretion, at any time and from time to time, and regardless of whether or not any event set forth in
Section 6 has occurred or is deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance for exchange of any options (which would also delay the cancellation of options and the grant of new options) by giving oral or written notice of such extension to the option holders by making a public announcement thereof.

    The Company also expressly reserves the right, in its reasonable judgment, prior to the expiration date to terminate or amend the Offer and to postpone the Company's acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the conditions listed in Section 6, by giving oral or written notice of such termination or postponement to the option holders by making a public announcement thereof. The Company's reservation of the right to delay the Company's acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that the Company must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

    Subject to compliance with applicable law, the Company further reserves the right, in its discretion, and regardless of whether any event set forth in
Section 6 has occurred or is deemed by the Company to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to option holders or by decreasing or increasing the number of options being sought in the Offer.

    Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Eastern Daylight Time, on the next business day following the previously scheduled or announced expiration date. Any public announcement made pursuant to the Offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, the Company has no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

    If the Company materially changes the terms of the Offer or the information concerning the Offer, or if the Company waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information. If the Company decides to take any of the following actions, the Company will publish notice or otherwise inform you in writing of such action:

    -- increase or decrease the amount of consideration offered for the options;

    --  decrease the number of options eligible to be tendered in the Offer; or

    -- increase the number of options eligible to be tendered in the Offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

    If the Offer is scheduled to expire at any time earlier than the tenth business day following the date the Company publishes a notice or otherwise informs you in writing of the foregoing actions, then the Company will extend the offer so that the expiration date is no earlier than the tenth business day following the date the Company so publishes a notice or otherwise informs you in writing.

15. FEES AND EXPENSES.

    The Company will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this Offer.

16. ADDITIONAL INFORMATION.

    This Offer is part of a Tender Offer Statement on Schedule TO with respect to the Offer, which the Company has filed with the SEC. This Offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. The Company recommends that you review the Schedule TO, including its exhibits, and the following materials, which the Company has filed with the SEC, before making a decision on whether to tender your options:

        1. The Company's annual report on Form 10-K for the Company's fiscal year ended December 31, 2000, filed with the SEC on April 2, 2001, including the information incorporated by reference in the Form 10-K from the Company's definitive proxy statement for the Company's 2001 annual meeting of stockholders held May 24, 2001, filed with the SEC on April 20, 2001; a copy of this document is being delivered to Eligible Employees together with the Offer.

        2. The Company's quarterly report on Form 10-Q for the Company's fiscal quarter ended June 30, 2001, filed with the SEC on August 14, 2001; a copy of this document is being delivered to Eligible Employees together with the Offer.

    The SEC File Number for these filings is 0-27280. These filings, the Company's other annual, quarterly and current reports, the Company's proxy statements and the Company's other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W.                           500 West Madison Street
Room 1024                                        Suite 1400
Washington, D.C. 20549                           Chicago, Illinois 60661

    You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

    The Company's SEC filings are also available to the public on a web site maintained by the SEC at http://www.sec.gov.

    The Company's common stock is quoted on the NASDAQ National Market under the symbol "METG" and the Company's SEC filings can also be read at the following address:

       NASDAQ Operations
       1735 K Street N.W.
       Washington, D.C. 20006

    The Company will also provide without charge to each person to whom a copy of the Offer is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which the Company has referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

       META Group, Inc.
       Attn: John A. Piontkowski
       208 Harbor Drive
       Stamford, Connecticut 06912

or by telephoning the Company at 203-973-6700 between the hours of 9:00 a.m. and 5:00 p.m., Eastern Daylight Time.

    As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and the Offer, you should rely on the statements made in the most recent document. The information contained in the Offer about the Company should be read together with the information contained in the documents to which the Company has referred you.

17. MISCELLANEOUS.

    The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer is not in compliance with any applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

    THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON THE COMPANY'S BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH THE COMPANY HAS REFERRED YOU. THE COMPANY HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL OR THE RELATED NOTICE TO WITHDRAW TENDER. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY THE COMPANY. YOU SHOULD CONSULT WITH YOUR TAX, LEGAL AND FINANCIAL ADVISORS REGARDING THE CONSEQUENCES OF YOUR DECISION ON WHETHER OR NOT TO PARTICIPATE IN THE OFFER AS WELL AS ANY DECISION TO EXERCISE YOUR OPTIONS OR TO DISPOSE OF THE SHARES ACQUIRED THROUGH SUCH EXERCISE.

META Group, Inc.                           September 19, 2001

                                   SCHEDULE A
INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF META GROUP, INC.

    The directors and executive officers of META Group, Inc. and their positions and offices as of September 18, 2001, are set forth in the following table:

NAME:                                       TITLE:
-----                                       ------
Dale Kutnick..............................  Chairman of the Board of Directors, Chief Executive
                                            Officer and Co-Research Director (Principal Executive
                                            Officer)

Michael B. Levine.........................  President

John A. Piontkowski.......................  Senior Vice President, Finance, Chief Financial Officer,
                                            Treasurer and Secretary (Principal Financial and
                                            Accounting Officer)

Gayl W. Doster............................  Director

Harry S. Gruner...........................  Director

George C. McNamee.........................  Director

Howard A. Rubin...........................  Director, Executive Vice President and META Research
                                            Fellow

Francis Saldutti..........................  Director

Michael Simmons...........................  Director

Bruce J. Grobe............................  Senior Vice President and General Counsel

Michael Pedersen..........................  Senior Vice President and Managing Director, META Group
                                            Consulting

Valentin Sribar...........................  Senior Vice President--Infusion and Co-Research Director

Robert F. Toole...........................  Executive Vice President, Chief Operations Officer

Robert Whitmore...........................  Senior Vice President and Chief Information Officer

John Aaron Zornes.........................  Executive Vice President and Director, Application
                                            Delivery Strategies

    The address of each director and executive officer is: c/o META Group, Inc., 208 Harbor Drive, Stamford, Connecticut 06912.

                   OFFER TO EXCHANGE ALL OUTSTANDING OPTIONS
                 UNDER THE META GROUP, INC. SECOND AMENDED AND
                            RESTATED 1995 STOCK PLAN
               TO PURCHASE COMMON STOCK HAVING AN EXERCISE PRICE
     IN EXCESS OF $12.00 PER SHARE HELD BY CERTAIN EMPLOYEE OPTION HOLDERS

                            ------------------------

Any questions or requests for assistance or additional copies of any documents referred to in the offer to exchange may be directed to META Group, Inc., 208 Harbor Drive, Connecticut 06912, Attn: John A. Piontkowski (phone: 203-973-6995, fax: 203-973-6921).

                            ------------------------

                               September 19, 2001

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